Exhibit 10.1

August 26, 2010

Via Email

Leslie S. Biller

10877 Wilshire Blvd., Ste. 1702

Los Angeles, CA 90024

Dear Mr. Biller:

The Board of Directors (the “Board”) of Sterling Financial Corporation (“Sterling”) is pleased to offer you the position as a Director and non-executive Chairman of the Board of Sterling, which offer is contingent on completion of the currently pending capital raise and receipt of regulatory approval. Your service as a Director and Chairman of the Board will commence on the later of (1) the successful completion of Sterling’s capital raise and (2) the receipt of all necessary regulatory approvals related to your service as a Director and Chairman of the Board and the details of this offer.

The following are the detailed terms of this offer:

1. During your service as Chairman of the Board, you will receive an annual retainer of $150,000, pending regulatory approval, which shall be paid quarterly in accordance with Sterling’s standard practice for director fees. If you step down as Chairman of the Board, but remain as a director of Sterling, your fees will be reduced to the then current amount paid to other Directors who do not serve as Chair of the Board or any of its committees.

2. Following the later of (a) the date you commence serving as Chairman of the Board and (b) the date on which Sterling shall have obtained shareholder approval of both (i) an amendment to its Articles of Incorporation increasing the number of authorized shares of common stock and (ii) a new equity incentive plan, Sterling will have the option, in its sole discretion, to elect within 30 days thereafter to pay you according to 2.A. or 2.B. below, as follows:

A. Grant you a number of shares of restricted stock having a fair market value of up to $4.5 million based on the trading price of Sterling’s common stock on the date of grant, which shall have the vesting schedule set forth in 3.A. below, it being understood that: (1) Sterling would only make such grant if the total expense that would be recognized by Sterling for such grant would not exceed $4.5 million based on the trading price of Sterling’s common stock on the date of grant; (2) such number of shares of restricted stock would be no fewer than 22 million; (3) if the trading price of Sterling’s common stock on the date of grant is below $0.20 per share, the Company would grant you 22.5 million shares of restricted stock; and (4) in order to avoid anti-dilution adjustments under the warrant held by the U.S. Department of the Treasury, the minimum value at which Sterling would grant restricted stock would be $0.20 per share of restricted stock (i.e., the maximum number of shares of restricted stock that would be granted to you would be 22.5 million); or

Leslie S. Biller

B. Award you cash compensation of $4.5 million, payable according to the payment schedule set forth in 3.B. below.

If Sterling’s new equity incentive plan has not been approved by Sterling’s shareholders by September 1, 2010, the Board will be deemed to have elected to award you cash compensation pursuant to 2.B. above, and the initial payment of $1.5 million will be payable no later than 10 business days following September 1, 2010.

3. Vesting/Payment Schedule

A. If Sterling elects to grant you restricted stock pursuant to 2.A. above, such restricted stock will vest according to the following schedule:

•	33.3% of the shares will vest immediately upon the date of grant.

•	13.3% of the shares shall vest on December 31, 2010.

•	13.3% of the shares shall vest on June 30, 2011.

•	13.3% of the shares shall vest on December 31, 2011.

•	13.3% of the shares shall vest on June 30, 2012.

•	The remaining shares shall vest on December 31, 2012.

B. If Sterling elects to award you cash compensation pursuant to 2.B. above, such payments will be made to you according to the following schedule:

•	$1.5 million will be paid to you promptly following Sterling’s election to make the payment in cash.

•	$600,000 shall be paid to you on December 31, 2010.

•	$600,000 shall be paid to you on June 30, 2011.

•	$600,000 shall be paid to you on December 31, 2011.

•	$600,000 shall be paid to you on June 30, 2012.

•	$600,000 shall be paid to you on December 31, 2012.

4. If you voluntarily resign from the Board, any amount not yet paid in cash or any shares of restricted stock that remain unvested at that time shall be forfeited.

In addition, you have indicated your desire to invest between $4 million and $7 million in cash in the Series D preferred stock and common stock in the private placement on the terms described in Sterling’s Confidential Private Placement Memorandum issued on May 3, 2010 and concurrently with the investments made by the other investors in the private placement. Sterling has confirmed with the placement agents that as an “accredited investor” you will be given the opportunity to so invest provided that you execute the required documentation and otherwise meet the eligibility requirements set forth therein. For the avoidance of doubt, any investment you make will not be contingent upon your becoming Chairman of the Board or

Leslie S. Biller

otherwise serving on the Board and will not be unwound or cancelled if for any reason you are not elected to the Board or if you leave the Board. The opportunity to so invest is separate and apart from your compensation as Chairman of the Board and will have no impact upon your opportunity to serve on the Board, to act as Chairman of the Board or otherwise provide service to Sterling.

As we have previously indicated, due to the current regulatory restrictions under which Sterling is operating, the terms of this offer must be made subject to all necessary regulatory approvals, including approval of your service as a Director and as Chairman of the Board and approval with respect to the terms of your compensation set forth above. In conjunction with obtaining the necessary regulatory approvals, we request that you agree to complete all necessary paperwork required in the regulatory approval process within 10 business days following your acceptance of this offer. One of Sterling’s attorneys will contact you regarding the regulatory approval process and the necessary paperwork.

As a Director of Sterling and as Sterling’s Chairman of the Board, you will have certain responsibilities, which will generally include the following:

•	Collaborating with the Board and the Chief Executive Officer in establishing short-term and long-term strategies, objectives, goals, plans and policies for Sterling and its subsidiaries.

•

Providing leadership and direction, and guiding the activities of Sterling to ensure short- and long-term profitability, equitable treatment and development of employees, and maintenance of a good corporate-community relationship.

•

Convening, presiding over and actively participating in meetings of Sterling’s Board of Directors. Reading materials distributed prior to the meetings and sharing experience and expertise during Board discussions. Supporting decisions that are arrived at by the Board. Ensuring that confidential information shared at the meetings is held in confidence.

•

Collaborating with the Board and the Chief Executive Officer to establish and maintain a corporate governance framework that ensures sound risk management, affirms high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of business, and ensures the integrity of Sterling’s controls and procedures, including its internal control over financial reporting.

•	Collaborating with the Board and the Chief Executive Officer to ensure sound regulatory relationships.

•

Collaborating with the Board and the Chief Executive Officer to benchmark the Board’s skill set and to establish the appropriate composition of Board members under a strong corporate governance framework.

•

Providing direction and guidance over personnel activities that affect the Chief Executive Officer, including salary, incentives, and performance objectives, to ensure solid efforts toward the attainment of company goals.

Leslie S. Biller

We look forward to your joining the Sterling team in the near future. If you have any further questions regarding the terms of this offer, please feel free to give me a call. Otherwise, please indicate your acceptance of the terms of this letter by signing below and returning it to Karla Gehlen, Sterling Savings Bank’s HR Executive.

Sincerely,

/s/ William L. Eisenhart

William L. Eisenhart
Chairman of the Board

Agreed and accepted:

/s/ Leslie S. Biller
Leslie S. Biller